EX-99.1

FOR IMMEDIATE RELEASE:

Date:	July 23, 2008
Contact:	David Nolan
Executive Vice President and Chief Financial Officer
(315) 336-7300

Rome Bancorp Reports Record Second Quarter Earnings per Share and Declaration of Quarterly Dividend

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three and six month periods ended June 30, 2008.

Net income for the Company for the three-month period ended June 30, 2008 increased to $780,000, or $0.11 per diluted share, from $747,000, or $0.09 per diluted share for the same period in 2007. This is a record high second quarter earnings per share figure for the Company since its inception in 1999. The increase in net income over the second quarter of 2007 was primarily attributable to an increase in non-interest income of $22,000 and a decrease in non-interest expense of $83,000, which were partially offset by a decrease in net interest income of $72,000. Contributing to the increase in second quarter earnings per share was a decrease in average outstanding diluted shares to 6,999,752 for the quarter ended June 30, 2008 from 7,905,247 for the second quarter of 2007. This reduction is attributable to treasury stock purchases over the past year.

The $72,000 decrease in net interest income reflects a $12,000 decrease in interest income and a $60,000 increase in interest expense. Interest income earned on the loan portfolio decreased by $16,000, or 0.4%, due in part to the effect of 2008 prime rate decreases on variable rate loans. This was partially offset by growth in the average loan portfolio of $17.1 million, or 6.3%, over the comparable quarter of 2007. Income on investments increased by $11,000, or 14.5%, from the same period last year due to the purchase of additional securities during the first half of 2008. Earnings on interest bearing deposits decreased by $7,000 compared to the second quarter of 2007, due to a decline in rates paid on these deposits.

The increase in interest expense results from increase in the average balance of the Company's interest bearing liabilities to $222.4 million during the quarter ended June 30, 2008 from $194.8 million for the same period in 2007. This balance increase was partially offset by a decrease in the Company’s average cost of funds from 2.35% for the three months ended June 30, 2007 to 2.17% for the same period of 2008, reflecting declines in prevailing market interest rates. The average balance of borrowings increased to $45.3 million for the second quarter of 2008 from $23.7 million for the same period of 2007. These funds were utilized to repurchase treasury shares, fund loan originations and purchase investment securities. Average outstanding interest bearing deposit balances increased to $177.1 million in the current quarter from $171.1 million in the same quarter of 2007 due to market downturns in alternative investment markets.

The Company recorded no provision for loan losses in the three and six month periods ended June 30, 2008 and 2007, as a result of minimal charge-off activity and the continued stable asset quality of the overall loan portfolio in both periods. During both the quarter and six months ended June 30, 2008, the Company recorded net recoveries on loans. The loan loss allowance as a percentage of total loans was 0.66% at June 30, 2008 compared to 0.68% at December 31, 2007. The allowance for loan losses as a percent of non-performing loans was 107.8% at June 30, 2008, compared to 190.4% at the previous year end. While the Company has experienced an increase in non-performing loans this year, these loans are deemed to be adequately collateralized, requiring no increase in loan loss reserves.

Non-interest income for the second quarter of 2008 increased to $577,000 from $555,000 for the same period in 2007. In the second quarter of 2007, the Company recorded $11,000 of gains on securities sales, while no securities were sold to date in 2008. The majority of the 2008 increase in non-interest income is related to income earned on deposit products.

Non-interest expense for the second quarter of 2008 decreased to $2.6 million from $2.7 million for the same period in 2007 due to cost containment in several areas. Income tax expense remained at $424,000 for both the second quarters of 2008 and 2007. The 2008 effective tax rate decreased slightly due to an increase in positive permanent tax benefits.

Net income for the Company for the six month period ended June 30, 2008 was $1.5 million, or $0.21 per diluted share, compared to $1.6 million, or $0.20 per diluted share for the same period of 2007. The increase in earnings per share results from a decrease in diluted average shares from 8,015,890 for the first half of 2007 to 7,131,390 for the same period of 2008, due to ongoing treasury stock purchases. The decrease in net income was primarily the result of a $134,000 decrease in net interest income before loan loss provision and an increase in non-interest expense of $141,000, partially offset by an increase in non-interest income of $11,000 and a decrease in income tax expense of $160,000. Net interest income and non-interest income for the first halves of 2008 and 2007 were similarly impacted by the factors discussed in the second quarter analysis, above. Non-interest expense for the six months ended June 30, 2008 increased to $5.3 million from $5.2 million for the first half of 2007. The majority of this resulted from a first quarter 2008 curtailment charge recorded on the partial settlement of the Company’s previously frozen defined benefit pension plan. In addition to the 2008 increase in positive permanent tax benefits, during the quarter ended March 31, 2008 the Company revised its estimate of tax exposure related to an ongoing state tax audit, resulting in a reduction of income tax expense of $31,000.

Total assets increased to $327.9 million at June 30, 2008 from $318.1 million at December 31, 2007, principally due to increases in the loan portfolio. Over the same period, deposits increased to $209.6 million from $203.0 at year end 2007.

Charles M. Sprock, Chairman, CEO and President said, "We are pleased to see that the results of our operations and strategic stock repurchases have resulted in record second quarter earnings per share for our stockholders. Our balance sheet remains strong and well capitalized, positioning us to continue to offer superior services to our customers and healthy returns to our investors."

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 8.5 cents ($0.085) per share for stockholders of record at the close of business on August 8, 2008. The dividend is payable on August 22, 2008.

Forward-Looking Statements

Statements included in this press release that are not historical or current fact, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

			As of
			June 30,	December 31,
			2008	2007
Selected Financial Condition Data:
Total assets			$327,853	$318,131
Loans, net			288,667	281,042
Securities			7,069	6,165
Cash and cash equivalents			8,510	8,018
Total deposits			209,561	203,032
Borrowings			48,201	40,333
Total shareholders' equity			64,432	69,037
Allowance for loan losses			1,918	1,910
Non-performing loans			1,779	1,003
Non-performing assets			1,953	1,100

	For the three months ended		For the six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Selected Operating Data:
Interest income	$4,408	$4,420	$8,917	$8,764
Interest expense	1,203	1,143	2,474	2,188
Net interest income	3,205	3,277	6,443	6,576
Provision for loan losses	-	-	-	-
Net interest income after provision for loan	3,205	3,277	6,443	6,576
losses
Non-interest income:
Service charges and other income	577	544	1,092	1,071
Net gain on securities	-	11	-	11
Total non-interest income	577	555	1,092	1,082
Non-interest expense	2,578	2,661	5,325	5,184
Income before income taxes	1,204	1,171	2,210	2,474
Income tax expense	424	424	730	890
Net income	$780	$747	$1,480	$1,584

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended		For the six months
			ended
	June 30,		June 30,
	2008	2007	2008	2007
Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share	$0.11	$0.10	$0.21	$0.20
Diluted earnings per share	$0.11	$0.09	$0.21	$0.20
Return on average assets	0.98%	0.99%	0.93%	1.06%
Return on average equity	4.82%	3.96%	4.47%	4.18%
Net interest rate spread (1)	3.90%	4.12%	3.90%	4.17%
Net interest margin (1)	4.42%	4.81%	4.46%	4.88%
Non-interest expense to average assets	3.22%	3.52%	3.34%	3.46%
Efficiency ratio (1)	68.03%	69.41%	70.52%	67.55%
Average interest-earning assets to average	131.60%	141.20%	132.72%	142.41%
interest-bearing liabilities

			As of
			June 30,	December 31,
			2008	2007
Equity Ratios:
Equity to assets			19.65%	21.70%
Book value per share			$8.79	$8.86

Asset Quality Ratios:
Nonperforming loans as percent of loans			0.61%	0.35%
Nonperforming assets as percent of total assets			0.60%	0.35%
Allowance for loan losses as a percent of loans			0.66%	0.68%
Allowance for loan losses as a percent of non-performing loans			107.8%	190.4%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.